Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
November 15, 2007	617-292-9750
mark.zelermyer@fhlbboston.com

JOAN CARTY AND JOHN ELLER APPOINTED TO BOARD

OF THE FEDERAL HOME LOAN BANK OF BOSTON

BOSTON — Joan Carty, of Bridgeport, Connecticut, and John T. Eller, of Newbury, New Hampshire, were recently appointed to the board of directors of the Federal Home Loan Bank of Boston (the Bank). Their terms begin on January 1, 2008, and run through December 31, 2010. Ms. Carty and Mr. Eller were appointed to the board by the Federal Housing Finance Board, the Bank’s regulator, as public interest directors.

Ms. Carty has served as president and CEO of Housing Development Fund in Stamford, Connecticut, since 1994. She has also served as executive director of Bridgeport Neighborhood Fund, of Bridgeport, Connecticut; Neighborhood Preservation Program, of Stamford, Connecticut; and Neighborhood Housing Services, of Brooklyn, New York. Ms. Carty holds a J.D. degree from Fordham University School of Law; an M.S. degree in Urban Affairs from Hunter College/The City University; and a B.F.A degree from College of New Rochelle.

Mr. Eller serves as a director of the New Hampshire Housing Finance Authority. Previously, he served as senior vice president/director, housing and community investment at the Bank, where he managed the Affordable Housing Program. Before joining the Bank, he operated an independent consulting firm and served as executive director of the Massachusetts Housing Finance Agency.  Mr. Eller is the former chair of the New Hampshire Conference of the United Church of Christ Budget and Finance Committee and Conference Council. He earned his B.A. degree from Hiram College, and M. Divinity degree from the Andover Newton Theological School.

The mission of the Federal Home Loan Bank of Boston is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston  |  111 Huntington Avenue  |  Boston, MA 02199  |  617-292-9600  |  FAX: 617-292-9645

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